Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Third Quarter 2005 Results

Revenues Up 14.5% — Diluted EPS Up 29.2%

Affirms Fiscal Year 2005 Diluted EPS Guidance in the Range of $1.86 to $1.88

San Francisco, CA, November 17, 2005 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the third quarter ended October 30, 2005. Net revenues for the third quarter of fiscal year 2005 increased 14.5% over the third quarter of fiscal year 2004 to $827.6 million. Diluted earnings per share for the third quarter of fiscal year 2005 increased 29.2% over the third quarter of fiscal year 2004 to $0.31.

Ed Mueller, Chief Executive Officer, commented, “We are very pleased to deliver to our shareholders another consecutive quarter of strong financial results. In addition to driving record sales and earnings, we made significant progress in our emerging brand and supply chain initiatives, and also repurchased approximately 1.3 million shares of our common stock. During the quarter, we continued to expand the reach of the West Elm and Williams-Sonoma Home brands, including the opening of our first three Williams-Sonoma Home stores, and successfully kicked off the first phase of our furniture hub in-sourcing strategy in our east coast distribution operations.”

Mr. Mueller continued, “As we look forward to the balance of fiscal year 2005, we are again pleased to be able to affirm our full year diluted earnings per share guidance, despite narrowing our fourth quarter guidance range. In our previous guidance, we estimated our fiscal year 2005 diluted earnings per share in the range of $1.84 to $1.88. Today, we are increasing the low end of that range to $1.86 based on our strong results in the third quarter and are affirming our guidance at the high end of the range at $1.88. Based on our outlook on the economy and the retail environment overall, we believe that it is prudent to remain cautious at this time.”

Howard Lester, Chairman, commented, “Despite the overall economic and operational challenges that resulted from the hurricanes and their aftermath, our third quarter results once again demonstrate our ability to leverage the strength of our brands and capitalize on the competitive advantages we have created with our supply chain network. We remain extremely proud of the progress we are making on our strategic growth and profit-enhancement initiatives.”

THIRD QUARTER 2005 — RESULTS FOR THE 13 WEEKS ENDED OCTOBER 30, 2005

Net earnings for the third quarter of fiscal year 2005 increased 30.3% to $37.1 million versus $28.5 million in the third quarter of fiscal year 2004. Diluted earnings per share for the third quarter of fiscal year 2005 increased 29.2% to $0.31 versus $0.24 per diluted share in the third quarter of fiscal year 2004.

Net revenues for the third quarter of fiscal year 2005 increased 14.5% to $827.6 million versus $722.8 million in the third quarter of fiscal year 2004.

Retail net revenues in the third quarter of fiscal year 2005 increased 12.8% to $444.7 million versus $394.2 million in the third quarter of fiscal year 2004. This increase was primarily driven by a year-over-year increase in retail leased square footage of 10.6%, including 29 net new stores, and a comparable store sales increase of 4.4%. Net revenues generated in the Pottery Barn, West Elm, Pottery Barn Kids and Williams-Sonoma brands were the primary contributors to the year-over-year revenue increase. Third quarter year-over-year comparable store sales by retail concept are shown in the table below.

Third Quarter Comparable Store Sales* by Retail Concept

Retail Concept	13-Weeks Ended
	10/30/0	5	10/31/0	4
Williams-Sonoma	1.3%		<4.2%	>
Pottery Barn	5.5%		5.7%
Pottery Barn Kids	3.8%		5.6%
Hold Everything	<7.4%	>	4.0%
Outlets	16.0%		19.6%
Total	4.4%		3.1%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In the third quarter of fiscal year 2005, our total comparable store sales exclude the West Elm concept, which had only one store operating for more than one year. No stores were excluded in the third quarter of fiscal year 2004.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the third quarter of fiscal year 2005 increased 16.5% to $382.9 million versus $328.6 million in the third quarter of fiscal year 2004. This increase was primarily driven by net revenues generated in the Pottery Barn, Pottery Barn Kids, PBteen and Williams-Sonoma Home brands. All brands in the direct-to-customer channel delivered positive growth during the quarter, with the exception of the Hold Everything brand. Internet revenues in the third quarter of fiscal year 2005, including incremental sales from our November 2004 launch of the Hold Everything website, increased 42.2% to $197.5 million versus $138.9 million in the third quarter of fiscal year 2004. Although the amount of Internet revenues that is incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 40% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 60% are catalog-driven revenues.

Gross margin expressed as a percentage of net revenues in the third quarter of fiscal year 2005 was 39.4% versus 38.9% in the third quarter of fiscal year 2004. This 50 basis point increase was primarily driven by expense reductions in customer shipping costs and sales leverage in fixed occupancy expenses, partially offset by rate increases in merchandise cost of goods sold. The improvement in customer shipping costs in the third quarter of 2005 was primarily driven by cost benefits derived from the third quarter 2004 opening of the east coast distribution center and the fourth quarter 2004 in-sourcing of our furniture line-haul management operations. The rate increase in merchandise cost of goods sold was primarily due to a furniture-driven rate increase in merchandise cost of goods sold and increased transportation costs associated with the 2005 daily store replenishment program.

Selling, general and administrative expenses were $266.7 million or 32.2% of net revenues in the third quarter of fiscal year 2005 versus $235.0 million or 32.5% of net revenues in the third quarter of fiscal year 2004. This 30 basis point decrease as a percentage of net revenues was primarily driven by sales leverage in employment costs, partially offset by higher catalog advertising expenses. Increased paper costs across all brands drove the majority of the catalog advertising expense increase.

Impact of Hurricane Katrina

Prior to Hurricane Katrina, we had five stores operating in the New Orleans area. Two of these five stores were severely damaged, which resulted in both property and inventory write-offs during the quarter. As these losses were fully insured, the impact of these write-offs was immaterial to our third quarter 2005 financial results.

❑	FISCAL 2005 YEAR-TO-DATE — RESULTS FOR THE 39 WEEKS ENDED OCTOBER 30, 2005

Net earnings for the 39 weeks ended October 30, 2005 increased 21.4% to $94.1 million versus $77.5 million for the 39 weeks ended October 31, 2004. Diluted earnings per share for the 39 weeks ended October 30, 2005 increased 21.5% to $0.79 versus $0.65 per diluted share in the 39 weeks ended October 31, 2004.

Net revenues for the 39 weeks ended October 30, 2005 increased 13.2% to $2.325 billion versus $2.053 billion for the 39 weeks ended October 31, 2004. Fiscal 2005 year-to-date comparable store sales increased 4.3% versus an increase of 4.9% for the same period of fiscal year 2004. Year-to-date comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store Sales* by Retail Concept

Retail Concept	39-Weeks Ended
	10/30/0	5	10/31/0	4
Williams-Sonoma	0.2%		<0.8%	>
Pottery Barn	5.7%		8.6%
Pottery Barn Kids	5.8%		2.2%
Hold Everything	<13.7%	>	5.8%
Outlets	16.0%		17.2%
Total	4.3%		4.9%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For the 39 weeks ended October 30, 2005, our total comparable store sales exclude the West Elm concept, which had only one store operating for more than one year. No stores were excluded during the 39 weeks ended October 31, 2004.

❑	STOCK REPURCHASE PROGRAM

In May 2004, our Board of Directors authorized the repurchase of up to 2,500,000 shares of our outstanding common stock. During fiscal year 2004, we repurchased and retired 2,057,700 shares of our common stock under this program at a weighted average cost of $35.22 per share. During the first quarter of fiscal 2005, we repurchased and retired an additional 365,700 shares at a weighted average cost of $33.87 per share and a total cost of approximately $12,387,000. In May 2005, our Board of Directors authorized the repurchase of up to an additional 2,000,000 shares of our outstanding common stock. No shares were repurchased during the second quarter of fiscal 2005. During the third quarter of fiscal 2005, we repurchased and retired 1,275,800 shares at a weighted average cost of $38.39 per share and a total cost of approximately $48,978,000. As of November 17, 2005, the aggregate remaining authorized number of shares eligible for repurchase was 800,800 shares.

Stock repurchases may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors, including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

❑	FOURTH QUARTER 2005 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $1.199 billion to $1.220 billion, versus previous guidance in the range of $1.206 billion to $1.232 billion. This represents a projected increase in net revenues in the range of 10.6% to 12.5% versus $1.084 billion in the fourth quarter of fiscal year 2004.

❑	Retail net revenues are projected to be in the range of $742.0 million to $756.0 million, versus previous guidance in the range of $739.0 million to $753.0 million. This represents a projected increase in retail net revenues in the range of 8.7% to 10.7% versus $682.8 million in the fourth quarter of fiscal year 2004.

❑	Comparable store sales growth is projected to be in the range of 3.0% to 5.0%, unchanged from previous guidance. This compares to comparable store sales growth in the fourth quarter of fiscal year 2004 of 1.5%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2005, we expect to continue to exclude the West Elm concept.

❑	Leased square footage is projected to increase in the range of 8.0% to 8.5%. Selling square footage is projected to increase in the range of 7.5% to 8.0%. This compares to leased and selling square footage growth in the fourth quarter of fiscal year 2004 of 11.4% and 10.9%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $457.0 million to $464.0 million, versus previous guidance in the range of $467.0 million to $479.0 million. This represents a projected increase in direct-to-customer net revenues in the range of 14.0% to 15.8% versus $400.8 million in the fourth quarter of fiscal year 2004.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2005 is projected to be in the range of 43.8% to 44.1%. Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2004 was 44.8%. This represents a projected decrease in the gross margin rate in the range of 70 to 100 basis points.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in the fourth quarter of fiscal year 2005 are projected to be in the range of 26.7% to 27.0%. SG&A expenses as a percentage of net revenues in the fourth quarter of fiscal year 2004 were 27.8%. This represents a projected decrease in the SG&A expense rate in the range of 80 to 110 basis points.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net in the fourth quarter of fiscal year 2005 is projected to be interest income in the range of $1.2 to $1.5 million. This compares to interest income in the fourth quarter of fiscal year 2004 of $0.6 million.

•	Income Taxes

❑	The income tax rate in the fourth quarter of fiscal year 2005 is projected to be in the range of 38.7% to 38.9%. This compares to an income tax rate of 38.4% in the fourth quarter of fiscal year 2004.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for the fourth quarter of fiscal year 2005 are projected to be in the range of $1.07 to $1.09, versus previous guidance in the range of $1.07 to $1.11. This represents a projected increase in diluted earnings per share in the range of 12.6% to 14.7%. Diluted earnings per share in the fourth quarter of fiscal year 2004 were $0.95.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the fourth quarter of fiscal year 2005 are projected to be in the range of $525.0 million to $534.0 million. This represents a projected increase in merchandise inventories in the range of 16.0% to 18.0%, versus $452.4 million at the end of the fourth quarter of fiscal year 2004.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the fourth quarter of fiscal year 2005 is projected to be in the range of $30.0 million to $31.0 million versus $29.9 million in the fourth quarter of fiscal year 2004.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the fourth quarter of fiscal year 2005 is projected to be approximately $6.0 million versus $6.0 million in the fourth quarter of fiscal year 2004.

❑	FISCAL YEAR 2005 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.524 billion to $3.545 billion, versus previous guidance in the range of $3.519 billion to $3.561 billion. This represents a projected increase in net revenues in the range of 12.3% to 13.0% versus $3.137 billion in fiscal year 2004.

❑	Retail net revenues are projected to be in the range of $2.018 billion to $2.032 billion, versus previous guidance in the range of $2.013 billion to $2.035 billion. This represents a projected increase in retail net revenue growth in the range of 11.4% to 12.2% versus $1.811 billion in fiscal year 2004.

❑	Comparable store sales growth is projected to be in the range of 3.5% to 4.5%, unchanged from previous guidance. This compares to comparable store sales growth in fiscal year 2004 of 3.5%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2005, we expect to continue to exclude the West Elm concept.

❑	Leased square footage is projected to increase in the range of 8.0% to 8.5%, versus previous guidance in the range of 8.0% to 9.0%. Selling square footage is projected to increase in the range of 7.5% to 8.0%, versus previous guidance in the range of 8.0% to 9.0%. This compares to leased and selling square footage growth in fiscal year 2004 of 11.4% and 10.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2004 Actual	Q1 and Q2 2005 Actual			Q3 2005 Actual (1)			Q4 2005 Guidance			FY 2005 Guidance (2)
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	6	<6>	254	4	<2>	256	1	<4>	253	11	<12>
Pottery Barn	183	3	<1>	185	5	<2>	188	1	<1>	188	9	<4>
Pottery Barn Kids	87	1	0	88	1	<1>	88	1	0	89	3	<1>
Hold Everything	9	2	0	11	0	0	11	0	<2>	9	2	<2>
West Elm	4	2	0	6	4	0	10	2	0	12	8	0
Williams-Sonoma Home	0	0	0	0	3	0	3	0	0	3	3	0
Outlets	15	1	<1>	15	0	0	15	1	0	16	2	<1>
Total	552	15	<8>	559	17	<5>	571	6	<7>	570	38	<20>

(1) Third quarter 2005 store closing numbers include 2 Williams-Sonoma, 2 Pottery Barn and 1 Pottery Barn Kids temporary store closures in the New Orleans area due to Hurricane Katrina. One Williams-Sonoma store subsequently reopened before the end of the third quarter; the remaining four stores are closed indefinitely.

(2) Fiscal year 2005 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Outlets include 5 stores, 1 store and 1 store, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.506 billion to $1.513 billion, versus previous guidance in the range of $1.506 billion to $1.526 billion. This represents a projected increase in direct-to-customer net revenue growth in the range of 13.6% to 14.1% versus $1.326 billion in fiscal year 2004.

❑	Catalog circulation is projected to increase in the range of 4.5% to 5.0%, versus previous guidance in the range of 5.0% to 6.0%. Page circulation is projected to increase in the range of 9.5% to 10.0%, versus previous guidance of 10.0% to 11.0%. This compares to catalog and page circulation increases in fiscal year 2004 of 12.1% and 19.5%, respectively.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2005 Actual	Q2 2005 Actual	Q3 2005 Actual	Q4 2005 Guidance	FY 2005 Guidance
Net Retail Revenue	$397	$434	$445	$742 - $756	$2,018 - $2,032
Net Direct-to-Customer Revenue	$324	$342	$383	$457 - $464	$1,506 - $1,513
Total Net Revenue	$721	$776	$828	$1,199 - $1,220	$3,524 - $3,545
Comparable Store Sales	5.0%	3.7%	4.4%	3.0% - 5.0%	3.5% - 4.5%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2005 is projected to be in the range of 40.6% to 40.7%, versus previous guidance in the range of 40.8% to 40.9%. Fiscal year 2005 gross margin is expected to increase in the range of 10 to 20 basis points versus 40.5% in fiscal year 2004.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in fiscal year 2005 are projected to be in the range of 30.4% to 30.5%, versus previous guidance in the range of 30.5% to 30.6%. SG&A expenses as a percentage of net revenues in fiscal year 2004 were 30.6%. This represents a projected decrease in the SG&A expense rate in the range of 10 to 20 basis points. This SG&A expense guidance range does not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we now expect to implement in the first quarter of fiscal year 2006.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net for fiscal year 2005 is projected to be interest income in the range of $2.8 to $3.1 million, versus previous guidance in the range of $2.0 million to $3.0 million. This compares to interest income in fiscal year 2004 of $0.2 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2005 is projected to be in the range of 38.8% to 38.9%, versus previous guidance in the range of 38.6% to 38.8%. This compares to an income tax rate in fiscal year 2004 of 38.4%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in fiscal year 2005 are expected to be in the range of $1.86 to $1.88, versus previous guidance in the range of $1.84 to $1.88. This represents a projected increase in diluted earnings per share of 16.3% to 17.5%. Diluted earnings per share in fiscal year 2004 were $1.60. This projected diluted earnings per share range does not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we now expect to implement in the first quarter of fiscal year 2006. Quarterly diluted earnings per share projections are shown in the table below.

Quarterly Diluted Earnings Per Share Projections

Quarter	Fiscal 2005 Guidance*	Fiscal 2004 Actual	Year-Over-Year % Increase
First Quarter	$0.22 (Actual)	$0.18	22.2%
Second Quarter	$0.26 (Actual)	$0.23	13.0%
Third Quarter	$0.31 (Actual)	$0.24	29.2%
Fourth Quarter	$1.07 to $1.09 (Guidance)	$0.95	12.6% to 14.7%
Fiscal Year	$1.86 to $1.88 (Guidance)	$1.60	16.3% to 17.5%

*  These projected diluted earnings per share ranges do not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we expect to implement in the first quarter of fiscal year 2006.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2005 are projected to be in the range of $525.0 million to $534.0 million, unchanged from previous guidance. This represents a projected increase in the range of 16.0% to 18.0%, versus $452.4 million at the end of fiscal year 2004.

•	Capital Spending

❑	Fiscal year 2005 capital spending is projected to be in the range of $150.0 million to $170.0 million, versus previous guidance in the range of $160.0 million to $180.0 million. This compares to capital spending of $181.5 million in fiscal year 2004.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2005 is projected to be in the range of $121.0 million to $122.0 million versus previous guidance in the range of $125.0 million to $126.0 million. This compares to depreciation and amortization expense in fiscal year 2004 of $111.6 million.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2005 is projected to be in the range of $24.0 million to $25.0 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives in fiscal year 2004 of $22.5 million.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, November 17, 2005, at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, and the stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the third quarter of 2005; new interpretations of current accounting rules; changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, Hold Everything, West Elm and Williams-Sonoma Home – are marketed through 571 stores, eight mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	October 30, 2005	January 30, 2005	October 31, 2004
Assets
Current assets
Cash and cash equivalents	$91,811	$239,210	$88,783
Accounts receivable - net	60,238	42,520	54,794
Merchandise inventories - net	587,415	452,421	497,044
Prepaid catalog expenses	67,492	53,520	65,484
Prepaid expenses	36,510	38,018	28,788
Deferred income taxes	39,051	39,015	17,387
Other assets	6,450	9,061	14,715

Total current assets	888,967	873,765	766,995

Property and equipment - net	879,722	852,412	829,193
Other assets - net	21,186	19,368	21,807

Total assets	$1,789,875	$1,745,545	$1,617,995

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$196,606	$173,781	$225,238
Accrued salaries, benefits and other	78,039	86,767	73,293
Customer deposits	168,171	148,535	136,347
Income taxes payable	9,300	72,052	767
Current portion of long-term debt	19,385	23,435	24,148
Other liabilities	18,816	17,587	18,247

Total current liabilities	490,317	522,157	478,040

Deferred rent and lease incentives	221,681	212,193	193,930
Long-term debt	14,750	19,154	19,935
Deferred income tax liabilities	21,152	21,057	8,836
Other long-term obligations	14,685	13,322	11,822

Total liabilities	762,585	787,883	712,563

Shareholders’ equity	1,027,290	957,662	905,432

Total liabilities and shareholders’ equity	$1,789,875	$1,745,545	$1,617,995

	Store Count					Average Leased Square Footage Per Store
Retail Concept	July 31, 2005	Openings	Closings	October 30, 2005	October 31, 2004	October 30, 2005	October 31, 2004

Williams-Sonoma	254	4	(2)	256	252	5,700	5,600
Pottery Barn	185	5	(2)	188	181	12,000	11,800
Pottery Barn Kids	88	1	(1)	88	85	7,800	7,700
Hold Everything	11	-	-	11	7	6,600	4,400
West Elm	6	4	-	10	3	15,900	14,200
Williams-Sonoma Home	-	3	-	3	-	13,900	-
Outlets	15	-	-	15	14	19,500	14,400

Total	559	17	(5)	571	542	8,700	8,300

	Total Store Square Footage
	July 31, 2005			October 30, 2005	October 31, 2004
Total store selling square footage (sq. ft.)	2,998,000			3,096,000	2,820,000
Total store leased square footage (sq. ft.)	4,798,000			4,967,000	4,489,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED OCTOBER 30, 2005 AND OCTOBER 31, 2004

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	THIRD QUARTER
	2005		2004
	(13 Weeks)		(13 Weeks)
	$	% Of Revenues	$	% Of Revenues

Retail revenues	$444,674	53.7%	$394,180	54.5%
Direct-to-customer revenues	382,949	46.3	328,581	45.5

Net revenues	827,623	100.0	722,761	100.0

Total cost of goods sold	501,546	60.6	441,547	61.1

Gross margin	326,077	39.4	281,214	38.9

Selling, general and administrative expenses	266,727	32.2	235,018	32.5

Earnings from operations	59,350	7.2	46,196	6.4
Interest (income) expense - net	(608)	-	53	-

Earnings before income taxes	59,958	7.2	46,143	6.4
Income taxes	22,871	2.8	17,676	2.4

Net earnings	$37,087	4.5%	$28,467	3.9%

Earnings per share:
Basic	$0.32		$0.24
Diluted	$0.31		$0.24

Shares used in calculation of earnings per share:
Basic	116,070		116,656
Diluted	118,900		119,862

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTY-NINE WEEKS ENDED OCTOBER 30, 2005 AND OCTOBER 31, 2004

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2005		2004
	(39 Weeks)		(39 Weeks)
	$	% Of Revenues	$	% Of Revenues

Retail revenues	$1,276,009	54.9%	$1,128,131	54.9%
Direct-to-customer revenues	1,048,541	45.1	925,160	45.1

Net revenues	2,324,550	100.0	2,053,291	100.0

Total cost of goods sold	1,418,716	61.0	1,267,173	61.7

Gross margin	905,834	39.0	786,118	38.3

Selling, general and administrative expenses	753,574	32.4	660,189	32.2

Earnings from operations	152,260	6.6	125,929	6.1
Interest (income) expense - net	(1,622)	-	339	-

Earnings before income taxes	153,882	6.6	125,590	6.1
Income taxes	59,800	2.6	48,104	2.3

Net earnings	$94,082	4.0%	$77,486	3.8%

Earnings per share:
Basic	$0.81		$0.67
Diluted	$0.79		$0.65

Shares used in calculation of earnings per share:
Basic	115,671		116,157
Diluted	118,454		119,345

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

THIRTY-NINE WEEKS ENDED OCTOBER 30, 2005 AND OCTOBER 31, 2004

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2005	2004
	(39 Weeks)	(39 Weeks)
Cash flows from operating activities
Net earnings	$94,082	$77,486
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	91,159	81,755
Net loss on disposal of assets	3,494	918
Amortization of deferred lease incentives	(18,131)	(16,552)
Deferred income taxes	117	3,171
Tax benefit from exercise of stock options	12,961	11,993
Other	—	335
Changes in:
Accounts receivable	(16,025)	(23,152)
Merchandise inventories	(134,651)	(92,507)
Prepaid catalog expenses	(13,972)	(27,019)
Prepaid expenses and other assets	2,763	(18,510)
Accounts payable	22,511	69,193
Accrued salaries, benefits and other	(6,229)	(3,901)
Customer deposits	19,522	20,064
Deferred rent and lease incentives	24,987	34,156
Income taxes payable	(62,706)	(63,693)

Net cash provided by operating activities	19,882	53,737

Cash flows from investing activities:
Purchases of property and equipment	(119,357)	(144,828)

Net cash used in investing activities	(119,357)	(144,828)

Cash flows from financing activities:
Proceeds from bond issuance	—	15,000
Repayment of long-term obligations	(8,454)	(8,295)
Proceeds from exercise of stock options	21,856	23,952
Repurchase of common stock	(61,366)	(14,755)
Credit facility renewal costs	(654)	(208)

Net cash (used in) provided by financing activities	(48,618)	15,694

Effect of exchange rates on cash and cash equivalents	694	270
Net decrease in cash and cash equivalents	(147,399)	(75,127)
Cash and cash equivalents at beginning of period	239,210	163,910

Cash and cash equivalents at end of period	$91,811	$88,783